Scottish Re Completes $2.1 billion Triple-X Securitization

Company Release - 05/04/2006 20:48

HAMILTON, Bermuda--(BUSINESS WIRE)--May 4, 2006--Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, announced today that Ballantyne Re plc closed an offering of $1.7 billion of 30-year notes and approximately $400 million of subordinated notes and equity in the largest Regulation Triple-X securitization to date. The underlying block of business was acquired from ING on December 31, 2004 and includes 1.7 million policies with an aggregate face value of over $180 billion.


"The success of Ballantyne Re further solidifies Scottish Re's position as a market leader in life securitizations," said Scott E. Willkomm, President and Chief Executive Officer of Scottish Re Group Limited. "We have now securitized over $3 billion in XXX reserves in three term transactions and have financed an additional $2 billion in Triple-X reserves in two synthetic transactions."


With the completion of this transaction, Scottish Re has successfully implemented permanent solutions to secure long-term collateral for all of the Regulation Triple-X reserves acquired in connection with the ING Re acquisition. As part of the arrangement with ING, Scottish Re will receive a $6.2 million refund of fees paid to ING over the last 12 months for providing a letter of credit supporting the excess reserves associated with the Ballantyne Re block. The refund will be recognized as income in the second quarter of 2006. Additionally, assets held in trust by ING supporting this business have been released to Scottish Re.


"Our ability to develop and execute innovative structures provides significant value to our clients and shareholders," said Paul Goldean, Executive Vice President. "Ballantyne Re is our second securitization vehicle domiciled in Ireland, a jurisdiction Scottish Re has been operating in since 2000."


Ballantyne Re was formed as a public limited company in Ireland and established for the sole purpose of reinsuring the defined block of business from Scottish Re (U.S.). Proceeds from Class A Notes will be held in a credit-for-reinsurance trust and used to fund regulatory reserves associated with level premium term life insurance policies (commonly referred to as Regulation XXX reserves).

    There are three tranches of Class A senior notes:

    --  $250 million of Class A-1 term notes

    -- $1 billion of Class A-2 term notes guaranteed in part by Ambac Assurance UK Limited ("Ambac") and in part by Assured Guaranty
        (UK) Ltd. ("Assured Guaranty").

    -- $400 million of Class A-3 auction rate notes guaranteed by Ambac

The Class A-2 and Class A-3 notes are guaranteed with respect to the timely payment of interest and ultimate payment of principal.


The Class B notes are comprised of two tranches; $10 million of Class B-1 notes have a fixed interest rate and $40 million of Class B-2 notes are floating rate securities. Interest and principal on the Class B notes are not guaranteed. In addition, a portion of the Class C notes was sold to non-affiliated parties, with the balance retained by Scottish Re.


"A growing number of investors are embracing this asset class and have shown interest in obtaining a larger portion of the underlying risk," explains Michael Baumstein, Senior Vice President of Scottish Re Capital Markets. "We expect this trend to continue as more transactions are brought to the market."


The Class A-1 Notes are not guaranteed and are rated "A-" by Standard & Poor's, "Aa2" by Moody's Investors Service and "AA" by Fitch Ratings. Series A of the Class A-2 Notes are guaranteed by Ambac and are rated "AAA" by Standard & Poor's, "Aaa" by Moody's and "AAA" by Fitch. Series B of the Class A-2 Notes are guaranteed by Assured Guaranty and are rated "AAA" by Standard & Poor's, "Aa1" by Moody's and "AAA" by Fitch. The Class A-3 Notes are guaranteed by Ambac and are rated "AAA" by Standard & Poor's, "Aaa" by Moody's and "AAA" by Fitch. The Class B-1 Notes and Class B-2 Notes are rated "BBB+" by Standard & Poor's, "Baa1" by Moody's and "BBB+" by Fitch. The Class C notes are unrated.


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The transaction was structured such that the securities have recourse only to
Ballantyne Re and not to any Scottish Re entity. As a result of the absence of recourse to Scottish Re or its affiliates, both Standard & Poor's and Moody's will exclude Ballantyne Re's debt from Scottish Re's financial leverage and coverage ratios.


Lehman Brothers was the sole structuring agent and lead book-runner for the transaction. Scottish Re Capital Markets, Goldman Sachs, Banc of America Securities and RBS Greenwich Capital acted as co-managers. The notes sold are not registered under the Securities Act of 1933, as amended, and may not be resold in the United States without registration or an applicable exemption from the registration requirements.


About Scottish Re


Scottish Re Group Limited is a global life reinsurance specialist. Scottish
Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best Company. Scottish Re Capital Markets, Inc., a member of Scottish Re Group Limited, is a registered broker dealer that specializes in securitization of life insurance assets and liabilities. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com .


    CONTACT: Scottish Re Group Limited
             Michael Baumstein, 441-298-4394
             michael.baumstein@scottishre.com

    SOURCE: Scottish Re Group Limited